Sales Director Agreement
between Knorex, Inc. and TransAccel, LLC

This Sales Director Agreement (the "Agreement") is entered into by and between **Knorex, Inc.** ("Company"), with the principal place of business at 1159 Sonora Court, Suite 122, California 94086**,** and **TransAccel, LLC** ("TA"), with the principal place of business at 1159 Sonora Court, Suite 122, California 94086, and shall be effective as of June 15, 2019 ("Effective Date").

WHEREAS, Armando Ponce ("Armando") of TA has over 25 years of executive management, sales and engineering experience, demonstrated capability to deliver revenue over and above target, and ability to execute both quick turnaround and consultative sales opportunities; and

WHEREAS, Company wishes TA to engage Armando to develop and manage new business sales activities in connection with growing its overall customer base in North America and follows by Latin America on subsequent phase (the "Territory").

THEREFORE, based upon the foregoing and in consideration of the mutual covenants, and conditions contained in this Agreement, it is agreed as follows:

1. Services. Company engages Armando through TA to perform the following services for the duration of the Term:

a. Strategize and generate revenue from direct brands and agencies through sales outreach and presentations

b. Identify and acquire sales opportunities in line with the commercial strategy

c. Responsible for new business and growth of revenue across all accounts

d. Prospect, evaluate and identify important business opportunities

e. Meet the annual and quarterly targets, and manage pipeline and forecasting. Annual target is as outlined on Exhibit A, while quarterly targets that shall commence from the fourth month onwards will be defined during the first 3 months from Effective Date.

f. Schedule sales meetings and presentations

g. Engage with decision makers at all levels

h. Together with the wider US team plan, prepare and execute high impact meetings with prospects and clients

i. Work closely with account management to provide superior customer service, and grow repeat business

j. … and any other mutually agreeable tasks

2. Compensation. Company shall pay TA compensation in the monthly amount of US$10,000 for services as described in Section 1. Company shall reimburse TA for

actual out-of-pocket expenses advanced in the performance of the services described herein. However, all such expenses must be substantiated by receipts, invoices or other proofs of payment of charges incurred. Any travel expenses incurred as a result of the written request by either party and approved by Company, will be at Company's expense, including full coach airfare, ground transportation, lodging, meal and other entertainment costs.

3. Non-disclosure of Confidential Matter. TA agrees that it (and its employees and/or subcontractors) shall not, except as required by TA's performance hereunder, disclose or use any of Company Confidential Information, as hereinafter defined. "*Confidential Information*" shall refer to any and all knowledge, information, material or data about Company or its business activities disclosed to or learned by TA in connection with this Agreement or TA's performance of Services. "Confidential Information" shall not include any information that (1) can be shown by documentary evidence to have been in TA's possession before receipt from Company; (2) is or becomes a matter of public knowledge through no fault of TA; or (3) can be shown by documentary evidence to have been rightfully received by the TA from a third party without a duty of confidentiality, other than in the event that such third party received such information by misappropriation, theft or otherwise unlawful procurement.

4. Indemnification. Company shall indemnify and hold TA harmless from and against any and all actual damages, liabilities, costs, and expenses (including but not limited to attorney's fees) incurred by TA as a result of any claim or proceeding based in whole or in part on TA's activities under this Agreement.

5. Independent Contractor. TA is not hired as an employee of Company but as an independent contractor. TA verifies that he/she is performing such services for a specified recompense for a specified result, he/she maintains a separate business, and holds himself/herself out to the public for the purpose of rendering services for a fee. This representation is given in consideration of TA being able to perform the services, which are rendered pursuant to this Agreement. TA will not have, nor claim to have, any power or authority to create any contractual or other obligation whatsoever (either express or implied) in the name of or on behalf of Company.

6. Term. This Agreement shall become effective for a period of 15 months ("Term") from the Effective Date. Any renewal shall be subject to mutual agreement on the terms and conditions of the renewal.

7. Non-Solicitation. Both parties shall not solicit or recruit each other's employees either directly by approaching them and inducing them to leave, or indirectly through a third party. Such provision precludes both parties from recruiting or attempting to recruit each other's present or former employees for a period of 2 years from the effective termination of this Agreement.

8. Termination. Either party may terminate this Agreement with immediate effect at anytime upon giving thirty (30) days written notice to the other party or for: (1) a material breach of this Agreement by the other party and the failure of the breaching party to cure such breach within thirty (30) days of its receipt of written notice; or (2)

Company fails to make payment pursuant to Section 2, in which case TA may terminate this Agreement by providing fifteen (15) days written notice; or (3) in the event that the other party becomes bankrupt, files for bankruptcy protection, or makes a general assignment or offer of settlement for the benefit of its creditors.

9. Assignment. Neither party may assign this Agreement nor the rights granted hereunder to any party without the prior written consent of the other party.

10. Governing Law. The validity, applicability and interpretation hereof shall be governed and construed pursuant to the laws of the State of California in the United States of America applicable to contracts entered into and performed there, without giving effect to its conflict of laws principles. In the event of any dispute arising under this Agreement, the parties consent to the jurisdiction of the courts (state or federal) located within California of the United States of America.

11. General. This Agreement contains the entire agreement between TA and Company, and supersedes any and all other agreements, written or oral, express or implied, pertaining to the subject matter hereof. No supplements, modifications or amendments of this Agreement shall be binding unless executed in writing by an authorized officer or employee of TA and Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates listed below.

KNOREX, INC.		**TRANSACCEL, LLC.**	
By:	[signature]	By:	[signature]
	Signature		Signature
Name:	Justin Choo	Name:	Wilson Chandra
Title:	CEO	Title:	CEO
Date:	23 Jun 2019	Date:	June 23, 2019

EXHIBIT A

Name	Armando Ponce		
POSITION	Sales Director		
Monthly Base Salary	$10,000		
Potential Monthly Effective Salary incl Comms	$20,000	On Target	
Available Starting Date	June 15, 2019		
Comms Structure & Minimum Payout			
Net Revenue	10%		Net Revenue (NR) = 10% of Net Media Spend
Comms	10%	of NR	(after deducting Agency comms)
		Remarks	
Annual Net Revenue Target (10x Base Salary)	$1,200,000	Timeline begins after 3 months probation period	
Annual Gross Revenue Target (which is Net Revenue Target/10%)	$12,000,000	Timeline begins after 3 months probation period	
Minimum Sales Target for Continual Engagement	$7,200,000	60% of Annual Gross Revenue Target	